UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 13, 2011

Tutor Perini Corporation
(Exact name of registrant as specified in its charter)
____________________

Massachusetts (State or other jurisdiction of incorporation or organization)	1-6314 (Commission file number)	04-1717070 (I.R.S. Employer Identification No.)

15901 Olden Street, Sylmar, California 91342-1093
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (818) 362-8391

None
(Former name or former address, if changed since last report)
____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.         Entry into a Material Definitive Agreement

Amendment to Shareholders Agreement

On September 13, 2011, Tutor Perini Corporation (the “Company”) and Ronald N. Tutor, as shareholder representative, entered into Amendment No. 3 (the “Amendment”) to the Shareholders Agreement, dated April 2, 2008, as amended on September 17, 2010 and June 2, 2011 (the “Shareholders Agreement”).  The Amendment revises the transfer restrictions contained in Section 5(a) of the Shareholders Agreement to permit Ronald N. Tutor and certain trusts controlled by Ronald N. Tutor to freely transfer 100% (previously limited to 65%) of the shares of Company common stock they received in the 2008 merger with Tutor-Saliba Corporation, so long as such transfer does not result in the transfer of shares of Company common stock equal to or greater than 15% of the total voting power of the Company’s common stock to any third party or group of affiliated third parties.  Subject to the restriction described in the foregoing sentence, the Amendment permits Mr. Tutor to sell any or all of the 11,932,154 shares he currently beneficially owns.  Mr. Tutor requested the Amendment to provide the flexibility to manage his portfolio in the manner he deems most appropriate.

This Amendment does not otherwise materially modify or alter the Shareholders Agreement.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached hereto as Exhibit 4.1 and incorporated herein by reference.

Item 5.02.         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Kenneth R. Burk as Executive Vice President and Chief Executive Officer of the Company’s Specialty Contractors Group

On September 13, 2011, the Company appointed Kenneth R. Burk as Executive Vice President and Chief Executive Officer of the Company’s Specialty Contractors Group.  Mr. Burk will continue to serve as the Executive Vice President and Chief Financial Officer until September 21, 2011.

The Specialty Contractors Group will include Tutor Perini Corporation subsidiary companies Five Star Electric Corporation, Fisk Electric Company, Powerco Electric Corporation, WDF, Inc., Desert Mechanical, Inc., Nagelbush Mechanical, Inc. and Superior Gunite.  In Mr. Burk’s new position, each of the subsidiaries listed above will report directly to him.

Appointment of Michael J. Kershaw as Executive Vice President and Chief Financial Officer

On September 13, 2011, the Company appointed Michael J. Kershaw, age 62, to replace Mr. Burk as Executive Vice President and Chief Financial Officer of the Company, effective September 21, 2011.

From December, 2007 until September, 2011, Mr. Kershaw served as the Senior Vice President and Chief Accounting Officer of The Shaw Group Inc., a global provider of technology, engineering, procurement, construction, maintenance, fabrication, manufacturing, consulting, remediation and facilities management services for government and private sector clients in the energy, chemicals, environmental, infrastructure and emergency response markets.  Mr. Kershaw first joined The Shaw Group Inc. in September, 2007 as Senior Vice President and Corporate Controller. From 2005 until September, 2007, Mr. Kershaw served as the Vice President of Accounting and Finance of the Energy and Chemicals Division of KBR, Inc., a global engineering, construction and services company supporting the energy, hydrocarbons, government services, minerals, civil infrastructure, power, industrial, and commercial markets. From 2003 until 2005, Mr. Kershaw served as Senior Controller for KBR, Inc.  Prior to his employment by KBR Inc., Mr. Kershaw also served in several executive and managerial positions with McDermott International, Inc. and Koch Industries, Inc.

In connection with this appointment, Mr. Kershaw was granted restricted stock units representing 30,000 shares of the Company’s common stock. The units will vest on October 1, 2014, contingent upon Mr. Kershaw’s continued employment through this date. Mr. Kershaw will also be eligible to participate in the Company’s existing equity and cash incentive plans.

Election of Dickran M. Tevrizian, Jr. as a Director

On September 13, 2011, at the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors of the Company (the “Board”) elected Judge Dickran M. Tevrizian, Jr. (retired) as a Class II director of the Company with a term expiring at the 2013 annual meeting of shareholders.  As of the date of this filing, the Board has not determined the committees of the Board on which Mr. Tevrizian will serve.  Mr. Tevrizian’s compensation will be similar to other non−employee directors of the Company, which is described in the Company’s proxy statement for its 2011 annual meeting of shareholders filed with the Securities and Exchange Commission on April 15, 2011.

Prior to his retirement in April, 2007, Mr. Tevrizian was a judge for the United States District Court for the Central District of California since 1986.  From 1999 to 2007, Mr. Tevrizian also served as an Advisory Director to the University of California, Los Angeles School of Public Policy. Upon retirement from the federal judiciary, Mr. Tevrizian assumed the role of a private mediator/arbitrator with Judicial Arbitration and Mediation Services.

Item 7.01.         Regulation FD Disclosure

On September 14, 2011, the Company issued a press release announcing the formation of the Company’s Specialty Contractors Group and the appointments of Mr. Burk as Executive Vice President and Chief Executive Officer of the Company’s Specialty Contractors Group and Mr. Kershaw as Executive Vice President and Chief Financial Officer.  A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.         Financial Statements and Exhibits

(d)	Exhibits.

4.1 Amendment No. 3 of the Shareholders Agreement, dated as of September 13, 2011, by and between Tutor Perini Corporation and Ronald N. Tutor, as shareholder representative.

99.1 Press Release of Tutor Perini Corporation dated September 14, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 16, 2011	Tutor Perini Corporation By: /s/Kenneth R. Burk
Kenneth R. Burk Executive Vice President and Chief Financial Officer